                                                                       Exhibit A


               [LOGO OF STILLWATER MINING COMPANY APPEARS HERE]




NEWS RELEASE
______________________________________________________________
FOR IMMEDIATE RELEASE:    August 14, 1997
CONTACT:                  Gina Wilson

         STILLWATER MINING NAMES CHAIRMAN AND CHIEF EXECUTIVE OFFICER

DENVER, COLORADO STILLWATER MINING COMPANY (AMEX:SWC) announced today the appointment of William E. Nettles, 53, as Chairman and Chief Executive Officer. Mr. Nettles joins Stillwater Mining after fifteen years with Engelhard Corporation, a $3.2 billion producer of catalysts, pigments, environmental technologies and precious metal-based products and services.

Interim Chairman Ray Ballmer said, "The Board is pleased to have an individual the caliber of Bill Nettles take over the reins at Stillwater. He has a demonstrated ability to build and lead high performance management teams." Mr. Ballmer added, "His association with Engelhard and familiarity with the platinum group metals industry will be a great asset in achieving the goals we've set for the Company." Mr. Ballmer, 71, will remain on the Stillwater Mining Board.

Most recently, Mr. Nettles served as Vice President and Chief Financial Officer for Engelhard. Prior to this he served as Engelhard's Vice President and General Manager for the Chemical Catalyst Group and the Specialty Minerals & Colors Group and Vice President and Business Director for the Performance Minerals Group. Prior to Engelhard, Mr. Nettles was with The Dow Chemical Company from 1965 to 1982 serving in various positions of increasing responsibility.

                                 - -  more - -

Mr. Nettles has a Bachelor of Science in Industrial Management from the Georgia Institute of Technology and a Master of Business Administration from the University of Michigan. He and his wife will reside in Denver, Colorado, corporate headquarters of Stillwater Mining.

Stillwater Mining Company is the only U.S. producer of platinum and palladium and the only significant primary source of platinum group metals outside of South Africa. The Company is traded on the American Stock Exchange under the symbol SWC.

                                     * * *